# Certificate of the Registration of a Company

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

**SEE TRADING CO. PTY LTD**

**Australian Company Number 115 411 704**

is taken to be registered as a company under the Corporations Act 2001 in New South Wales.

On the eighteenth day of April 2019 the company changed its name to
**GD WELLNESS PTY LTD**

The company is **limited by shares**.

The company is a **proprietary** company.

The day of commencement of registration is **the twenty-second day of July 2005**.

Issued by the
Australian Securities and Investments Commission
on this sixth day of March 2022.

Joseph Longo
Chair